UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                             REQUEST FOR WITHDRAWAL

Date of Request: February 2, 2005


                         STRIKEFORCE TECHNOLOGIES, INC.
                  --------------------------------------------
            (Exact Name of registrant's as specified in its charter)


      New Jersey                      541511                     22-3827597
------------------------------ ----------------------------- -------------------
 (State or jurisdiction of     (Primary Standard Industrial  (I.R.S. Employer
 incorporation or organization) Classification Code Number)  Identification No.)


            1090 King Georges Post Road Suite 108, Edison, NJ 08837
            -------------------------------------------------------
               Address of Registrant's Principal Executive Offices


                                 (732) 661-9641
                                 --------------
               Registrant's Telephone Number, Including Area Code

                                   333-122113
                                 ---------------
Securities Act Registration statement file number to which this form relates:



Item 1.   WITHDRAWAL OF REGISTRATION STATEMENT

Pursuant to Rule 477 under the Securities Act of 1933, StrikeForce Technologies, Inc. (the "Company") requests withdrawal of the Registration Statement on Form SB-2, File No. 333-122113, Filing Date January 18, 2005. The Company is engaged in negotiations to modify an investment that is the subject of the Registration Statement. No securities have been sold in connection with the Registration Statement.

                                   SIGNATURES



Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Request for Withdrawal to be signed on its behalf by the undersigned on the 2nd day of February, 2005.


                         StrkeForce Technologies, Inc.

                         By: /S/ Mark L. Kay
                             ---------------
                                 Mark L. Kay